UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

APPLIED DIGITAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a- 6(i)(1) and 0-11

APPLIED DIGITAL CORPORATION

3811 Turtle Creek Blvd., Suite 2100

Dallas, Texas 75219

PROXY STATEMENT SUPPLEMENT DATED NOVEMBER 14, 2024

Annual Meeting of Stockholders

To be held on November 20, 2024

The following information supplements and should be read in conjunction with the original Proxy Statement dated October 22, 2024 of Applied Digital Corporation (the “Company”), which was mailed to stockholders on or about October 22, 2024 (the “Proxy Statement”). Terms defined in the Proxy Statement have the same meaning herein, unless the context otherwise requires.

SUPPLEMENTAL DISCLOSURE

The Company is providing this supplement to reflect the following updates to the disclosure in the Proxy Statement:

Proposal 6 – Approval of an Amendment to the Articles to Increase the Number of Shares of Common Stock and Preferred Stock Authorized for Issuance Thereunder.

The Company has received inquiries concerning, and is aware of published reports questioning, Proposal 6 set forth in the Proxy Statement for the upcoming annual meeting of stockholders to amend the Company’s Second Amended and Restated Articles of Incorporation, as amended (the “Articles”) to increase its authorized shares of common and preferred stock. In light of these inquiries and questions, the Company desires to provide some additional explanation about this Proposal.

For context, the Company continues construction on its first 100 megawatt building on the Ellendale, North Dakota campus, and to focus on the growth of the Company’s cloud business. As previously announced, the Company continues to opportunistically explore various financing options for these activities, including negotiating term sheets and letters of intent with various lenders and investors. The Company may be engaged in multiple conversations and negotiations with various financing sources at any point in time, and such discussions may be in varying stages of negotiation at any point in time. No assurance can be given that any of the financing options considered by the Company will be on terms acceptable to the Company or will be completed at all. Nevertheless, the Company desires to be in a position to execute on one or more of these financings.

Many of these potential financing alternatives require the Company to issue common or preferred stock, or related derivative securities. Under the Articles, the Company has limited remaining authorized and unissued shares of common and preferred stock at its disposal. The Board determined that additional authorized shares were necessary to pursue future financing options. The Board’s intention in seeking stockholder approval for Proposal 6 is to utilize newly authorized shares of common and preferred stock for future financing options, as well as the other uses set forth in the Proxy Statement.

The Board did not present Proposal 6 with an intention to use the newly authorized preferred stock for anti-takeover purposes, such as adopting a stockholder rights plan. However, the Board cannot predict the future. The Company may face a situation in which adoption of a rights plan is determined by the Board to be in the best interests of the Company’s stockholders. In this scenario, the Board would intend to submit any such rights plan to a stockholder ratification vote within 12 months of adoption, or have the plan expire if not so ratified by the Company’s stockholders within 12 months of adoption.

The Board continues to recommend that stockholders vote in favor of Proposal 6.

Proxy Solicitor

The Company has retained Alliance Advisors to act as proxy solicitation agent. In connection with these services, Alliance Advisors will receive approximately $18,000 for its assistance and will be reimbursed for its reasonable out-of-pocket expenses. In addition, the Company has agreed to indemnify Alliance Advisors and certain related persons against certain liabilities relating to or arising out of Alliance Advisor’s engagement. If stockholders have any questions or need assistance with casting or changing their vote, they should contact Alliance Advisors toll-free at 844-885-0176, or at 1-209-630-6776 for international stockholders.

Except as specifically supplemented by the information contained herein, all information set forth in the Proxy Statement remains unchanged. From and after the date of this supplement, all references to the “Proxy Statement” are to the Proxy Statement, as supplemented hereby.